Exhibit 10.51

SOTHEBY'S RESTRICTED STOCK UNIT PLAN

PERFORMANCE SHARE UNIT AGREEMENT

THIS AGREEMENT, entered into effective as of the 9th day of February, 2016 between SOTHEBY'S, a Delaware corporation (the "Corporation"), and F_NAME L_NAME (the "Participant").

WITNESSETH:

WHEREAS, the Board of Directors of the Corporation (the "Board") has established the Sotheby's Restricted Stock Unit Plan, as amended (the "Plan") in order to provide employees of the Corporation with an opportunity to acquire shares of the Corporation's Common Stock, as an inducement to remain in the service of the Corporation or a Subsidiary and to promote the Participant’s commitment to the success of the Corporation during such service.

WHEREAS, Section 6.2 of the Plan provides that Restricted Stock or Restricted Stock Unit Awards will be subject to attainment of performance goals (“Performance Share Units” or “PSUs”), as determined by the Compensation Committee at the time of grant.

WHEREAS, the Board has determined that it would be in the best interests of the Corporation and its shareholders to award Performance Share Units with financial performance objectives that appropriately address corporate operating and retention objectives, foster a long term focus on the Company’s business and align management with shareholder interests.

WHEREAS, subject to the execution of this Agreement, the Board has approved an award of Performance Share Units to the Participant.

NOW, THEREFORE, it is agreed as follows:

1.Definitions and Incorporation. The terms used in this Agreement shall have the meanings given to such terms in the Plan. The Plan is hereby incorporated in and made an integral part of this Agreement as if fully set forth herein. In the event of any inconsistency between any provision of the Plan and any provision of this Agreement, the provision of the Plan shall prevail unless the Agreement states that it is intended to differ from the Plan as authorized thereby with respect to a specific issue. The Participant hereby acknowledges that he or she has received a copy of the Plan and agrees to comply with the terms and conditions of the Plan and this Agreement.

2.Award of Performance Share Units. Effective February 9, 2016, the Corporation hereby grants to the Participant an award of XXX Performance Share Units. If earned, each Performance Share Unit will be payable in one share of Common Stock of the Corporation.

3.Performance Objectives.
(a)The number of Performance Share Units actually earned will range from 0% to 200% of the Performance Share Units awarded, as determined by the Compensation Committee of the Board of Directors after the end of the three-year performance period from January 1, 2016 through December 31, 2018 (the “Performance Period”) based on the Corporation’s financial performance against a three year return on invested capital (“ROIC”) performance target, as reviewed and approved by the Compensation Committee within 60 days after the end of the Performance Period. The ROIC performance target was established by the Compensation Committee on or prior to the date of this Agreement and has been communicated to the Participant. Earned Performance Share Units will be distributed on March 5, 2019 (the “Payment Date”).

(b)Registration in the Participant’s name in book entry form of the shares of Common Stock underlying earned Performance Share Units will occur within thirty (30) days of the Payment Date.

4.Voting and Dividend Rights. Except as otherwise determined by the Compensation Committee or required by applicable law, the Participant shall not have the right to vote the underlying shares of stock subject to a Performance Share Unit Award until the Performance Share Units have been earned and the shares have been distributed to the Participant as provided in Section 6.3 of the Plan. The Participant will have the right to receive dividend equivalents on earned Performance Share Units. Dividend equivalents will accrue throughout the Performance Period of the Award, but will only be paid to the extent that the Performance Share Units are earned. Dividend equivalents, to the extent they are payable, shall be paid no later than thirty (30) days after the Payment Date. Such dividend equivalent payments made under this Agreement will be made by the Participant’s employer company and will be taxed to the Participant in accordance with applicable law. All distributions, if any, received by the Participant with respect to Performance Share Units awarded herein as a result of any stock split, stock distributions, combination of shares, or other similar transaction shall be subject to the restrictions of the Plan and this Agreement.

5.Termination of Employment. Subject to Section 5(a) herein, in the event the Participant terminates employment (other than for death, Disability, or Retirement) prior to the Payment Date or the Participant gives notice of termination or the Corporation gives notice to the Participant of termination of employment prior to the Payment Date, the Participant’s rights with respect to: i) Performance Share Units that shall be forfeited immediately and permanently and ii) any accrued dividend equivalents shall be forfeited immediately and permanently. The Participant shall not be entitled to claim any compensation or indemnification of any kind whatsoever on the basis of said forfeiture.

(a)With respect to grants of Performance Share Units, a Participant shall earn 100% of “target” level, and all performance restrictions waived, on the date of a termination of the Participant’s employment either without Cause (as defined in the Plan) by the Corporation or for Good Reason (as defined in the Plan) by the Participant if such termination occurs within two (2) years after the date of a Change in Control (as defined in the Plan). In such event, the Performance Share Units shall be paid out on the Payment Date.

(b)Notwithstanding the foregoing, if a Change in Control occurs and the Common Stock thereafter is no longer available for payment of the Performance Share Unit Award, or the Performance Share Units are not assumed or converted into comparable awards with respect to shares of the acquiring or successor company (or parent thereof), then each Performance Share Unit, whether or not previously earned, shall be converted into the right to receive cash or, if the consideration paid to the Common Stock holders in the Change in Control was not cash, then into the right to receive consideration in a form that is equivalent in value to the form of consideration payable to the Common Stock holders in exchange for their shares of Common Stock, in an amount equal to the product of (i) the consideration per share payable to the Common Stock holders multiplied by (ii) the number of shares of Common Stock covered by the Performance Share Unit.  The Performance Share Unit to be settled with this alternate form of consideration shall be paid out on the Payment Date. This alternate form of consideration shall become 100% earned after the date of a qualifying termination event as described above occurring within two (2) years of the date of a Change in Control and, in such event, shall be paid out on the Payment Date.

6.Retirement of a Participant. In the event a Participant separates from service due to Retirement as defined in the Plan, the Participant shall earn the percentage of Performance Share Units eligible in accordance with the performance criteria set forth in Section 3 of this Agreement prorated based on the number of full years for which the Participant was an employee of the Company during the Performance Period. For proration purposes, the year in which the separation takes place counts as one full year of the Performance Period. It is intended that this Section of this Agreement shall control instead of Section 7.3 of the Plan regarding Retirement of the Participant. In such event, the resulting earned Performance Share Units shall be paid out on the Payment Date.

7.Death or Disability of a Participant. In the event a Participant separates from service due to death or Disability as defined in the Plan, the Participant or the Participant's beneficiary shall earn the percentage of Performance Share Units eligible to be earned in accordance with the performance criteria set forth in Section 3 of this Agreement. It is intended that this Section of this Agreement shall control instead of Section 7.3 of the Plan regarding death or Disability of the Participant. In such event, the resulting earned Performance Share Units shall be paid out on the Payment Date.

8.Securities Law Requirements.

(a)Regardless of whether the offering and sale of the shares of Common Stock under the Plan have been registered under the United States Securities Act of 1933 (the “Act”) or have been registered or qualified under the securities laws of any state, the Corporation may impose restrictions upon the sale, pledge, or other transfer of such shares (including the placement of appropriate legends on stock certificates) if, in the judgment of the Corporation and its counsel, such restrictions are necessary or desirable in order to achieve compliance with the provisions of the Act, the securities laws of any state, or any other law. In the event that the sale of such shares under the Plan is not registered under the Act but an exemption is available which requires an investment representation or other representation, the Participant shall be required to represent that such shares are being acquired for investment, and not with a view to the sale or distribution thereof, and to make such other representations as are deemed necessary or appropriate by the Corporation and its counsel.

(b)Stock certificates evidencing such shares awarded under the Plan pursuant to an unregistered transaction shall bear the following restrictive legend and such other restrictive legends as are required or deemed advisable under the provisions of any applicable law:

“THE SALE OF THE SECURITIES REPRESENTED HEREBY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”). ANY TRANSFER OF SUCH SECURITIES WILL BE INVALID UNLESS A REGISTRATION STATEMENT UNDER THE ACT IS IN EFFECT AS TO SUCH TRANSFER OR, IN THE OPINION OF COUNSEL FOR THE ISSUER, SUCH REGISTRATION IS UNNECESSARY IN ORDER FOR SUCH TRANSFER TO COMPLY WITH THE ACT.”

Any determination by the Corporation and its counsel in connection with any of the matters set forth in this paragraph shall be conclusive as to all binding persons.

9.Transfer Restrictions.    None of the Performance Share Units shall be sold, assigned, pledged or otherwise transferred voluntarily or involuntarily by the Participant until such time as the Common Stock earned thereunder has been delivered.

10.Clawback Policy. The Performance Share Units, Common Stock and any other benefit earned pursuant to this award agreement are subject to clawback, cancellation, recoupment, rescission, payback, reduction or other similar action in accordance with the terms of any Corporation clawback or similar policy or any applicable law related to such actions, as may be in effect from time to time. The Participant agrees that the Corporation may take such action as may be necessary to effectuate any such policy or applicable law, without further consideration or action.

11.Rights as an Employee. In the case that the Participant’s employment is “at will”, or otherwise, nothing in the Plan or this Agreement shall be construed to give the Participant or any person the right to remain in the employment of the Corporation or a Subsidiary or to affect the right of the Corporation or Subsidiary to terminate the Participant’s or such other person’s employment at any time with or without cause.

12.Inspection of Records. Copies of the Plan, records reflecting the Participant’s Performance Share Unit award(s), and any other documents and records which the Participant is entitled by law to inspect shall be open to inspection by the Participant and his or her duly authorized representative(s) at the office of the Corporation at any reasonable business hour.

13.Notices. Any notice to the Corporation contemplated by this Agreement shall be addressed to the attention of the Corporation’s Human Resource Department at 1334 York Avenue, New York, New York 10021; and any notice to the Participant shall be addressed to him or her at the address on file with the Corporation on the date hereof or at such other address as he or she may hereafter designate in writing.

14.Interpretation. The interpretation, construction, performance, and enforcement of this Agreement and of the Plan shall lie within the sole discretion of the Committee, and the Committee’s determinations shall be conclusive and binding on all interested persons.

15.Choice of Law. This Agreement, and all rights and obligations hereunder, shall be governed by the laws of the State of New York.

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, in the case of the Corporation by its duly authorized officer, as of the day and year first above written.

SOTHEBY’S

        By: /s/ Lisa Nadler __________

Its: SVP, Chief Human Resources Officer

Dated: February 9, 2016__

By: ___________________________
Participant’s Signature

Dated: _________________________